EXHIBIT 14.1
RELIANCE BANCSHARES, INC.
Code of Conduct and Ethics
INTRODUCTION
In order to assure the proper and ethical performance of its business and to maintain the confidence of the public, customers, and stockholders, the Board of Directors of Reliance Bancshares, Inc. has established and adopted this Code of Conduct and Ethics (the “Code”). The Code establishes standards of ethical conduct for the directors, officers, and employees of Reliance Bancshares, Inc. and its banking and non-banking subsidiaries (collectively, “Reliance Bancshares”).
This Code supersedes any prior codes or policies. Any violation of this Code may result in corrective action, including termination from employment.
A written code cannot answer all questions raised in the context of business relationships; therefore, officers, directors, and employees are expected to recognize and respond to specific situations as they arise. In questionable situations, officers and employees are required to discuss the matter with their supervisors. Directors should discuss such issues with the Chairman of the Board.
FOR THE BOARD OF DIRECTORS OF RELIANCE BANCSHARES, INC.
Jerry S. Von Rohr, its Chairman
Date: April 17, 2007
The Regulatory and Compliance Committee reviewed this policy on February 15, 2007.
The Board of Directors approved and adopted this policy on April 17, 2007.

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CODE OF CONDUCT AND ETHICS — INDEX
I.	ETHICAL PRINCIPLES AND CORPORATE VALUES

II.	CONFLICTS OF INTEREST
A.	Personal Interest Conflicts

B.	Compensation and Gifts

C.	Business Gratuities

D.	Transactions with Insiders
III.	CONFIDENTIAL INFORMATION
A.	Confidential Information Regarding Customers and Others

B.	Safeguarding of Information

C.	Permissible Dissemination of Confidential Information

D.	Confidential Information Regarding Current or Former Directors and Employees

E.	Company Resources; Proprietary Information
IV.	PERSONAL INVESTMENTS AND FINANCES
A.	Trading in Company Securities

B.	Personal Investments

C.	Purchase of Company Owned Property

D.	Loans
V.	BUSINESS CONDUCT
A.	Business and Accounting Practices

B.	Political Contributions; Expenditures for Political Purposes

C.	Information Security Policy — Use of Company Owned Computers, Networks, Hardware and Software

D.	Outside Business Interests

E.	Management Interlocks
VI.	SPECIAL ETHICS OBLIGATIONS FOR EMPLOYEES WITH FINANCIAL REPORTING RESPONSIBILITIES

VII.	COMPLIANCE
A.	Seeking Guidance

B.	Approval and Clarification Process

C.	Reporting Conduct that May be in Violation of the Code

D.	Roles in Observing Compliance

E.	Waivers of the Code

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I. ETHICAL PRINCIPLES AND CORPORATE VALUES
The nature of Reliance Bancshares’ business demands careful observance of applicable laws and regulations by “you”. (As used in this Code, “you” means directors, officers, employees and agents of Reliance Bancshares and it affiliates.) High standards of conduct and personal integrity are essential for Reliance Bancshares to maintain the confidence of its stockholders, customers, employees, officers, directors and the general public. To ensure that Reliance Bancshares exemplifies sound ethical business practices, each of you must:
•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, including the appearance of a conflict;

•	Comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be impaired;

•	Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents; and

•	Endeavor to deal fairly with the Reliance Bancshares’ customers, suppliers, competitors and other employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material fact, or any unfair-dealing practice.
II. CONFLICTS OF INTEREST
A.	Avoid Situations Where Your Personal Interests Conflict with the interests of Reliance Bancshares or Its Customers
A conflict of interest exists whenever you or a member of your “immediate family” has a personal interest in any entity or matter that may influence a decision or cloud your judgment in the discharge of your responsibilities to the Reliance Bancshares. (For purposes of this Code, “immediate family” means your spouse, children, father, mother, brother and sisters, including (full-blood and half-blood) blood relationships, step-relations, adoptees and in-laws.) You are obliged to avoid situations in which you or a member of your immediate family might benefit personally, directly or indirectly, or that give the perception that you or a member of your immediate family is benefiting personally, from business decisions, facilities or relationships with customers, vendors or contacts of Reliance Bancshares.

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If a business opportunity relating to the Reliance Bancshares’ business becomes available to or is made known to you, it must first be made available to Reliance Bancshares before you or anyone else may act upon it.
You are prohibited from making a loan to a company in which you or a member of your immediate family has a substantial interest as an owner, director, officer, or partner, or from making loans to a member of your immediate family. If a loan is to be made to such a company, it must be directed to another loan officer. If that is not possible, the application may be taken, but must be approved by another loan officer.
You must conduct your employment-related and personal affairs so as to avoid conflict of interest situations. Where there is concern of a possible conflict of interest, you should obtain prior written approval from a superior.
B.	Solicitation and Acceptance of Outside Compensation and Gifts.
The federal Bank Bribery Act [18 U.S.C 215] prohibits you from corruptly soliciting or accepting anything of value with the intent of being influenced or rewarded in connection with the business of Reliance Bancshares. This law is broad and carries civil and criminal penalties, including fines and/or imprisonment. Reliance Bancshares relies upon guidelines issued by the FDIC interpreting the federal Bank Bribery Act and is establishing the following rules.
1.	General Prohibitions: Except as provided in Section B.2 below, you are generally prohibited from soliciting or receiving anything of value (other than the compensation paid to you by Reliance Bancshares) in any amount in connection with the business of the Reliance Bancshares, including, but not limited to, money, goods, or services. This prohibition applies whether such was obtained as a gratuity/gift or as a “quid pro quo” exchange (something received or given as a reward for preferential action or service rendered by you). Unless authorized by Reliance Bancshares, this prohibition includes receiving compensation of any kind from any source for rendering services of a type that are performed or offered by Reliance Bancshares. You may not do indirectly what you are prohibited from doing directly. For example, you may not arrange to have a prohibited gift made to a member of your immediate family.

*Example: A loan officer may not solicit or receive any sort of personal compensation unauthorized by Reliance Bancshares in return for making a loan to a customer.

*This example and others throughout this Code are illustrative only and provide hypothetical situations that might arise. They are not intended to limit the scope of the Code.

Example: A department head who is in a position, whether directly or indirectly, to purchase goods or services for Reliance Bancshares in return for gifts or compensation from an outside vendor.

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2.	Gifts: An employee or director may neither give nor accept gifts that create a feeling of obligation between the employee or director and a customer or supplier or jeopardize public confidence in the Bank. All employees and directors should use the following guidelines in determining whether to accept a gift from a customer or supplier or in any other situation that may give rise to an actual or apparent conflict of interest or jeopardize public confidence in the Bank.
1.	An employee or director may not accept or give cash, gift cards, checks, or other marketable securities in any amount under any circumstances.

2.	An employee or director may not provide directly or indirectly any gift of more than nominal value (a fair market value of not more than $50 in any calendar year), to any individual or company in consideration for doing business with the Bank as a customer or supplier of equipment or services.

3.	An employee or director may not accept any gift of more than nominal value (a fair market value of not more than $50 in any calendar year) from any single actual or potential customer or supplier, or any fee from any single actual or potential customer or supplier in connection with any transaction or business of the Bank. However, gifts in the form of expenses exceeding $50 paid for accommodations, meals, sporting events or other entertainment events, and related group activities by customers or suppliers, including spousal expenses, offered in connection with business meetings or to foster better business relations may be accepted if it reasonable and reported to the President or Chief Executive Officer within 7 days of the event.

4.	An employee or director may not accept discounts or rebates on merchandise or services from customers or suppliers unless they are available to all employees or directors or to the general public.

5.	An employee or director may not accept honoraria or similar fees and payments that are given for publications, speeches, or lectures based on Bank duties or employment.

6.	An employee or director who is offered or receives something of value beyond what is permitted by the preceding paragraphs must report the gift or favor to the President or Chief Executive Officer. Such disclosures will evidence the employee’s or director’s good faith and will help protect him or her from being implicated in circumstances that may suggest corrupt intentions or breach of trust. Except for gifts in the form of expenses approved in accordance with Section 3 above, any gift of more than nominal value (a fair market value of more than $50 in any calendar year) must be returned to the giver. When an employee or director is in doubt as to whether a particular gift or favor may be accepted or retained, the President or Chief Executive Officer should be consulted for a written determination.
C.	Transactions with Insiders.
Reliance Bancshares from time to time may purchase or lease real or personal property or goods or services from a director, officer or employee or a member of their immediate family, or from

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business entities in which a director, officer or employee or a member of their immediate family is an officer, director and/or controlling stockholder.
It is the policy of Reliance Bancshares that any transaction involving insiders must be conducted at arm’s length and that any consideration paid or received by Reliance Bancshares in connection with such a transaction shall be on terms no less favorable than terms available to an unaffiliated third party under the same or similar circumstances. In accordance with Regulation O, the interest of the director, officer or employee in any such transactions requiring Board action shall be disclosed to the Board of Directors prior to any action being taken, while abstaining from the approval, and any such transactions not requiring approval of the Board of Directors shall be reported to the Board of Directors at least annually.
III. CONFIDENTIAL INFORMATION
A.	Confidential Information Regarding Customers and Others.
You must protect all information about customers, prospective customers, shareholders or suppliers, or their accounts, including, but not limited to, financial condition, business transactions, credit information and other business data in a manner consistent with applicable confidentiality/nondisclosure agreement or arrangement.
B.	Safeguarding of Information.
All information concerning Reliance Bancshares’ customers, directors, officers, employees, and agents is considered confidential information. Customer information must not be disclosed to any unauthorized party. In safeguarding customer information, you must act in a manner consistent with applicable law and the Reliance Bancshares’ privacy policy.
C.	Permissible Dissemination of Confidential Information.
Dissemination of confidential customer information is permissible:
1.	among Reliance Bancshares’ subsidiaries;

2.	pursuant to a lawfully issued administrative summons or judicial order such as a search warrant or subpoena;

3.	in response to a government audit in the investigation or defense of complaints against Reliance Bancshares;

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4.	in response to an investigative request by a law enforcement agency; or

5.	to comply with federal, state, or local laws or regulations.
All outside inquiries involving the dissemination of confidential information relating to Reliance Bancshares’ customers should be directed to Reliance Bancshares’ legal counsel.
D.	Confidential Information Regarding Current or Former Directors and Employees.
All requests for information regarding current or former directors or employees of Reliance Bancshares must be referred to the appropriate human resources department of Reliance Bancshares’ respective affiliates. The amount of information that may be provided is limited by the Reliance Bancshares’ internal procedures and applicable laws.
E.	Company Resources; Proprietary Information.
You are prohibited from selling, disclosing, or otherwise using Reliance Bancshares’ physical resources or “proprietary information” for personal benefit or for the benefit of any other third party. (As used in this Code, the term “proprietary information” includes all Reliance Bancshares’ intellectual property, including, but not limited to, any written materials, any computer or network-based information, data, any other types of information or data developed for Reliance Bancshares by an employee or a vendor, supplier or other contractor of Reliance Bancshares.
Example: You are prohibited from using Reliance Bancshares’ marketing research for a personal venture or disclosing proprietary information to a competitor.
F.	Continuing Obligation.
Your responsibility to safeguard the confidentiality of proprietary and customer information continues indefinitely even after you are no longer employed by Reliance Bancshares. Divulging confidential information may result in criminal penalties and/or civil damages against you.
IV. PERSONAL INVESTMENTS AND FINANCES
A.	Personal Investments.
Directors must disclose to the chairman of their respective boards and employees must disclose to their direct supervisor when they know of any ownership or beneficial interest which they or

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members of their immediate families has with customers or suppliers of Reliance Bancshares if they have responsibility for the account relationship. You and members of your immediate family are prohibited from investing in securities of customers or suppliers if you hold or share any responsibility for the account relationship, unless the securities are listed on an exchange and the purchase or sale is based upon information available to the general public, or unless prior written approval is obtained. In those instances where a personal investment in a given customer has been approved, you must avoid participation in any decision made by Reliance Bancshares concerning that customer.
Example: If you are the account officer for or deal with the loan account of ABC Company (a customer), you may not invest personally in ABC Company without receiving prior written approval.
B.	Purchase of or Sale to Reliance Bancshares.
Unless otherwise approved by the president of Reliance Bancshares or the president of the respective Reliance Bancshares affiliate, as the case may be: (1) purchase of Reliance Bancshares property (real or personal) by you or members of your immediate family is strictly prohibited except for sales of property generally available to members of the general public, and (2) sale of property (real or personal) to Reliance Bancshares by you or a member of your immediate family is strictly prohibited except for arms-length transactions.
C.	Loans.
For purposes of the Code, “Regulation O” refers to Regulation O promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, to implement the lending restrictions set forth in the Federal Reserve Act regarding loans and other extensions of credit made to executive officers, directors, principal shareholders and other insiders by bank subsidiaries of Reliance Bancshares. Loans are available to directors and officers as designated by Regulation O on the same terms and conditions, including interest rates and collateral, as those prevailing for comparable loans with other customers; provided, however, that discounted consumer and residential loans which are offered as a benefit to all other employees may be extended to directors and Regulation O officers on the same terms (“Regulation O Loans”). Such loans must not involve more than the normal risk of repayment or present other unfavorable features.
You are prohibited from lending personal funds to fellow employees of Reliance Bancshares or to persons known to you as customers of Reliance Bancshares unless the customer is a member of your immediate family. You may not borrow from a fellow employee of Reliance Bancshares or a customer unless the customer is a recognized lending institution. Any questions with respect to limitations must be submitted to and will be addressed by Reliance Bancshares’ legal counsel.

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V. BUSINESS CONDUCT
A.	Business and Accounting Practices.

1.	No funds or assets of the Company shall be used for unlawful purposes.

2.	No unrecorded fund or asset of the Company shall be established or maintained for any purpose.

3.	No false or misleading entries shall be made in the books and records of Reliance Bancshares for any purpose. All items of income or expense shall be appropriately recorded.

4.	No payment by Reliance Bancshares shall be made with the intent or understanding that all or any part of such payment be used for any purpose other than that described in the books and records of Reliance Bancshares.

5.	No payment on behalf of Reliance Bancshares shall be approved without adequate supporting documentation or with the intention or understanding that all or any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

6.	Compliance is required with generally accepted accounting principles and procedures and with established internal accounting controls and procedures.

7.	Reliance Bancshares may require you to submit reports or statements in compliance with this section, at such tune or from time to time and in such form as Reliance Bancshares may specify.

B.	Political Contributions; Expenditures for Political Purposes.

1.	No funds or assets of Reliance Bancshares are to be used to make any “political contribution” not permitted by local, state or federal law. (For purposes of this Code, the term “political contribution” shall be deemed to include not only the direct or indirect delivery of cash or property of Reliance Bancshares to a political party, candidate, committee or organization but also includes: (a) the reimbursement by Reliance Bancshares to any director, officer or employee or any other person, for a political contribution made or to be made by them; or (b) the provision of services or the use of property or the making of a loan, to a political party, candidate, committee or organization by Reliance Bancshares, except in the ordinary course of Reliance Bancshares’ business and on customary commercial terms. Purchases of tickets to political dinners or other similar events or of advertisements in political publications are considered to be political contributions and are not reimbursable.

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2.	You shall not be under any obligation of any kind to Reliance Bancshares or to anyone else to utilize any of your compensation to make political contributions. No one acting on Reliance Bancshares’ behalf shall seek to create or enforce any such obligation.
Nothing contained in this section is intended to discourage you from active personal involvement in the political process, including the making of personal political contributions, or to otherwise limit your rights and obligations as responsible citizens. Notwithstanding the foregoing, the Code (i) requires that before you seek or accept a nomination or appointment to any public office, whether paid or unpaid, you must obtain the Reliance Bancshares’ approval, and (ii) prohibits political campaigning, wearing and/or displaying political campaign slogans, distributing political literature, and/or soliciting campaign funds at or in the work place.
C.	Information Security — Use of Reliance Bancshares-owned Computers, Networks, Hardware and Software.
The unauthorized use or duplication of computer software owned by Reliance Bancshares is strictly prohibited. The use of computer software owned personally by you on computer equipment owned by the Reliance Bancshares is strictly prohibited. You are subject to the Internet Usage Policy of Reliance Bancshares that pertains to all computing resources and resident information throughout Reliance Bancshares. These policies set forth corporate rules and standards to protect customer and Reliance Bancshares information from unauthorized access, modification, and/or destruction. You should refer questions regarding these policies to your supervisor.
D.	Taking Personal Advantage of a Business Opportunity That Rightfully Belongs to Reliance Bancshares.
You must not take for yourself an opportunity which belongs to Reliance Bancshares. Whenever Reliance Bancshares has been seeking a particular business opportunity, or the opportunity has been offered to it, or the funds, or facilities, or personnel have been used in developing the opportunity the opportunity rightfully belongs to Reliance Bancshares, and not to you even though you may be in a position to divert the opportunity to yourself or others.
Example: Selling information to which you have access by reason of your position or acquiring a property interest where Reliance Bancshares is known to be interested in the opportunity to purchase or lease the property in question.
E.	Outside Business Activity.
You may not engage in any outside business activity that competes, conflicts or otherwise interferes with the interest of Reliance Bancshares. An officer, without the prior written approval of the

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president of your Bank, shall not: (a) accept outside employment, either as an employee or as an independent contractor; (b) serve as an officer or a director of any for-profit entity or organization; (c) participate in the affairs of any for-profit entity or organization, either individually or in combination with others; or (d) in any way, directly or indirectly, have a substantial ownership interest in any for-profit entity or organization engaged in activities that compete, conflict with or otherwise interfere with the interest of Reliance Bancshares.
F.	Financial Responsibility.
You should conduct your personal financial affairs in such a manner as will avoid or minimize Reliance Bancshares’ involvement in legal proceedings and unnecessary expense through garnishments, tax levies, and other collection devices. Your personal financial affairs should not interfere with your job performance or otherwise hinder the normal operation of Reliance Bancshares. You are required to satisfy your financial obligations to Reliance Bancshares in a timely fashion and in accordance with the terms and conditions of any documents evidencing, supporting or securing such financial obligations.
G.	Political Activities.
It is important for every citizen to take an active interest in political and governmental processes. You are encouraged to keep yourself well informed concerning political issues and candidates, and to take an active interest in all such matters.
In all cases, anyone participating in political and civic activities does so as an individual and not as a representative of Reliance Bancshares. To avoid any confusion, neither Reliance Bancshares’ name nor its address should be used in material mailed or in the collection of political donations, nor should Reliance Bancshares be identified in any advertisements or literature.
H.	Management Interlocks.
You should be aware of the various statutes and regulations either prohibiting or restricting dual service by them in the following areas:
1.	Service as a director, officer or employee of any other commercial bank, banking association, trust company, savings bank, savings and loan association, or credit union;

2.	Service in an organization primarily engaged in the issue, underwriting, public sale or distribution of stocks, bonds or other securities;

3.	Service as an officer or director of a public utility or a registered public utility holding company or subsidiary; or

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4.	Service as a director, officer, partner, employee, appointee or representative of any obligor of securities for which the subsidiary of Reliance Bancshares with which you are affiliated is the indenture (corporate) trustee.
VI. SPECIAL ETHICS OBLIGATIONS FOR EMPLOYEES WITH FINANCIAL REPORTING RESPONSIBILITIES
All directors, officers and employees bear a special responsibility for promoting integrity throughout Reliance Bancshares. The chief executive officer, the chief operating officer, the chief financial officer, the controller, and anyone acting in a similar capacity (sometimes hereinafter collectively referred to as the “Financial Management Team”) have a special role both to adhere to these principles and also to ensure that Reliance Bancshares’ corporate culture ensures the fair and timely reporting of Reliance Bancshares’ financial results and condition.
Because of this special role, members of the Financial Management Team are bound by the following Financial Officer Code of Ethics, and by signing the Certificate of Compliance attached to this Code, agree that they will:
•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

•	Provide colleagues information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that Reliance Bancshares files with, or submits to, government agencies and in other public communications;

•	Comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be impaired; and

•	Promptly report to Reliance Bancshares’ legal counsel or chief auditor any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Conduct, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Violations of this Financial Officer Code of Ethics, including failures to report potential violations by others, are a serious matter that may result in disciplinary action, including termination of employment. If you believe that a violation of the Financial Officer Code of Ethics has occurred, you should contact Reliance Bancshares’ legal counsel or chief auditor.

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VII. CIVILITY IN THE WORKPLACE
While it is not possible to list all forms of behaviors that are considered unacceptable in the workplace, the following are examples of infractions of rules of conduct that may result in corrective action, up to and including termination of employment. The list is not intended to be exhaustive:

☐	Theft, inappropriate removal or possession of property, inability to account for assets, company resources or funds

☐	Working under the influence of alcohol or illegal drugs

☐	Possession, distribution, sale, transfer, or use of alcohol or illegal drugs in the workplace, while on duty, or while operating employer-owned vehicles or equipment

☐	Fighting or threatening violence in the workplace

☐	Sexual or other unlawful or unwelcome harassment

☐	Possession of dangerous or unauthorized materials, such as explosives or firearms, in the workplace

☐	Unauthorized excessive use of telephones, mail system, or other employer-owned equipment
You are expected to conduct yourself in an appropriate manner as judged by a reasonable person. You have the right and the obligation to conduct your work without disorderly or undue interference from or to your fellow employees. Reliance Bancshares prohibits employees from violating this right of their co-workers and encourages a congenial work environment of respect and professionalism. Reliance Bancshares prohibits employees from intentionally harming or threatening to harm other employees, clients, vendors, visitors or property belonging to any of these parties. This prohibition includes but is not limited to intentional acts such as:

o	Physically harming others

o	Verbally abusing others

o	Using intimidation tactics and making threats

o	Sabotaging another’s work

o	Stalking others

o	Making false statements about others with malice that cause harm

o	Publicly disclosing another’s private information

o	Insubordination
VIII. COMPLIANCE
A.	Seeking Guidance

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Reliance Bancshares conducts itself and its business dealings so as to comply with all applicable laws and regulations. Where the requirements of such laws and regulations are unclear, the advice of Reliance Bancshares’ legal counsel should be sought to secure interpretation and to ensure compliance.
B.	Approval and Clarification
If you question whether an activity is in compliance with the Code, you should seek a clarification of that activity and seek approval from the president of Reliance Bancshares or the president of the Reliance Bancshares affiliate directly involved, as the case may be, before undertaking the activity.
C.	Reporting Conduct that May be in Violation of the Code or Illegal or Unethical
You should report conduct that you believe is or may be in violation of Reliance Bancshares policies, including the Code. Suspected violations that involve fraud or dishonesty should be reported immediately to a member of the Financial Management Team, who will work with legal counsel and the audit department to properly investigate and respond to the situation. Reports not involving fraud or dishonesty should be made promptly to Reliance Bancshares’ legal counsel or chief auditor who will determine the appropriate course of action to be taken, including conducting any investigation of the matter and recommending appropriate discipline. Depending on the circumstances, Reliance Bancshares’ legal counsel or chief auditor may make further reports as appropriate to senior management, directors or the Audit Committee of the Board of Directors of Reliance Bancshares. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law.
It is the policy of Reliance Bancshares not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate with internal investigations of misconduct.
Failure to report violations of the Code or illegal or unethical behavior can itself be considered a violation of the Code and subject to disciplinary action.
D.	Roles in Observing Compliance

Role of Employees and Officers

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▪	Understand Reliance Bancshares’ internal policies and procedures and the legal and regulatory framework within which Reliance Bancshares operates.

▪	Read and be familiar with conduct rules outlined in this Code and periodically review them. You are encouraged to reread the Code on a regular basis to refresh your recollection of its content.

▪	Comply with the conduct standards outlined in this Code in all dealings and actions, including those with clients, the public, vendors and co-workers.

▪	Seek guidance, approval and/or clarifications of any questionable issue in accordance with the Code.

▪	Report in a timely manner any conduct that may constitute a violation of the Code or be illegal or unethical.

▪	Cooperate with management during fact-finding investigations and comply with any confidentiality rules imposed.

Additional Roles of Management

▪	Establish, communicate and promote compliance with business conduct standards, both personally and within your organization/department.

▪	Provide employees with information about standards, policies, procedures and rules, including giving employees access to applicable handbooks and manuals.

▪	Address any behavior that indicates an employee may not understand or may not be complying with the Code, Reliance Bancshares policies, or laws, rules and regulations.

▪	Answer employee questions about business conduct and seek advice from senior management or the legal counsel of Reliance Bancshares.

▪	Ensure that conduct that may be in violation of Reliance Bancshares policies, including the Code, or illegal or unethical, is reported on a timely basis in accordance with the Code.

Role of Directors

▪	Review the Code annually and recommend any changes.

▪	Ensure that management establishes procedures for implementing the Code.

▪	Ensure that management carries out the operations of Reliance Bancshares in accordance with laws, rules and regulations and Reliance Bancshares policies, including the Code.

▪	Review any reports by management regarding issues raised in accordance with the Code.
E.	Waivers of the Code.
Any waiver of the Code for executive officers, senior financial officers or directors may be made only by the Board or a Board committee (authorized to do so by the Board) and will be promptly disclosed publicly as required by law or applicable stock exchange requirements. Waivers of the Code for all others may be made by the president of Reliance Bancshares or the president of the bank affiliate directly involved in the alleged violation of the Code.

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F.	Violations of the Code.
Reliance Bancshares reserves the right, in its sole and absolute discretion, to determine the appropriate corrective action in response to a violation of the Code. Any and all decisions and corrective action will be duly memorialized by Reliance Bancshares.

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Certificate of Compliance
     I have reviewed and read the Code of Conduct and Ethics (the “Code”) for Reliance Bancshares, Inc. and its subsidiaries as adopted by the Board of Directors on June 15, 2006.
     I hereby certify that I am complying with all provisions of the Code and that I am not aware of any violations of the Code, except as noted below:

     I understand that the Code requires that if I become aware of any violations of the Code, I must report them.
     I have read and understand the Code and agree to comply with it at all times and in connection with the purchase and sale of Company stock.
     I also understand that violations of the Code can result in sanctions, including discipline, suspension, discharge, and referral for criminal prosecution or civil action.

Date:

Signature:

Name:

(printed or typed)
Please sign, date and return this page
to your Human Resources Department
By June 30, 2007

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